UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2011

Assurant, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-31978

DE	39-1126612
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

(212) 859-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On June 8, 2011, the Board of Directors (the “Board”) of Assurant, Inc. (the “Company”) elected Paul J. Reilly to the Board. Mr. Reilly’s election is effective as of June 15, 2011. Mr. Reilly has not yet been named to serve on any committee of the Board. Upon the appointment of Mr. Reilly to a committee of the Board, the Company will file an amended Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”). There are no arrangements or understandings between Mr. Reilly and any other person pursuant to which Mr. Reilly was elected a director.

As compensation for his service as a director, Mr. Reilly will receive annual retainers in accordance with the terms and conditions of the Assurant, Inc. Amended and Restated Directors Compensation Plan, filed as Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 23, 2011 (the “Directors Compensation Plan”). Consistent with the terms of the Directors Compensation Plan, Mr. Reilly will also receive an annual grant, pursuant to the Amended and Restated Assurant, Inc. Long Term Equity Incentive Plan, of restricted stock units with a grant date fair market value of $80,000. The terms and conditions of this grant will be governed by an agreement substantially in the form of the Assurant, Inc. Restricted Stock Unit Award Agreement for Time-Based Awards for Directors attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with Mr. Reilly’s election, the Company issued a news release on June 14, 2011. The text of the news release, which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1	Form of Assurant, Inc. Restricted Stock Unit Award Agreement for Time-Based Awards for Directors.

Exhibit 99.1	News Release, dated June 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: June 14, 2011	By:	/s/ Bart R. Schwartz
Bart R. Schwartz
Executive Vice President, Chief Legal Officer and Secretary